Exhibit 99.1

LMI Aerospace Names New Senior Leaders, Makes Organizational Changes that Improve Operating Efficiency

•	Inman appointed Engineering Services president

•	Schrader to lead consolidated Aerostructures operations organization

ST. LOUIS, Jan. 4, 2017 - LMI Aerospace Inc. (Nasdaq: LMIA) has appointed Jay Inman as president of Engineering Services, a role he had been serving on an interim basis since September 2016. The company also has named Keith Schrader as vice president of Operations, overseeing its Aerostructures operations and supporting functions. Both positions are effective immediately and they will report to LMI Chief Executive Officer Dan Korte.

“Jay and Keith distinguished themselves as leaders in their respective organizations as we navigated through key executive vacancies in the second half of 2016,” Korte said. “This time gave us the opportunity to take a closer look at our leadership structure as we continue to focus on developing talent from within and managing our business more efficiently. An added benefit of these organizational changes is cost savings, allowing us to balance how we run the business while making the necessary investments in our operations and infrastructure to be ready for anticipated production ramp-ups starting this year.”

Schrader previously served as vice president and general manager of the Assembly & Machining Center of Excellence (COE), one of two Aerostructures COEs that reported to a chief operating officer, all roles the company has eliminated. In his new role, Schrader will lead a consolidated operations organization comprising all of the company’s assembly, machining, fabrication, composites and processing sites, as well as operational support functions including supply chain management; manufacturing engineering; quality; and environment, health and safety.

With Inman’s promotion, the company has eliminated the role he previously held as Engineering Services chief operating officer.

About LMI Aerospace
LMI Aerospace Inc. is a leading supplier of structural assemblies, kits and components and provider of engineering services to the commercial, business and regional, and military aerospace markets. Manufacturing more than 40,000 products for a variety of platforms and providing turnkey engineering capabilities to support aircraft lifecycles, LMI offers complete, integrated solutions in aerostructures, engineering and program management. Headquartered in St. Louis, LMI has 21 locations across the United States and in Mexico, the United Kingdom and Sri Lanka. For more information, visit: www.lmiaerospace.com.

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Contact:

Amy Horton
Director, Corporate Communications
636-916-2130
ahorton@lmiaerospace.com

411 Fountain Lakes Blvd
St. Charles, Missouri 63301
ph: 636.946.6525
fx: 636.949.1576
www.lmiaerospace.com